Exhibit 10.1
The Letter of Intent on Assets Reorganization

This Letter of Intent on Assets Reorganization (hereinafter called ‘the Letter of Intent’) defines terms and conditions for the cooperation between the Jiangxi Taina Nanfeng Tangerine Orange Ltd. (hereinafter called ‘the Taina’) and the Royal Nanfeng Tangerine Orange Sciences & Technologies Ltd. (hereinafter called ‘the Royal’) on reorganizing the assets of the Royal.

Article 1. The Parties

   Jiangxi Taina Nanfeng Tangerine Orange Ltd.
  Address: Fuxi Industrial Park, Nanfeng County, Jiangxi Province
  Royal Nanfeng Tangerine Sciences & Technologies Ltd.
  Address: Fuxi Industrial Park, Nanfeng County, Jiangxi Province

   Article 2. Prerequisites

   Both parties shall cooperate on the basis of the following prerequisites:
1. The Taina is a wholly-funded subsidiary of CHFR, a listed company at OTCBB, USA.
2. The Royal shall make a due diligence investigation into the Taina, and assess its funding, team strength and operating experience necessary for this assets reorganization project by reviewing its capital background, scale of assets, project team and investment expertise.
3. The Taina shall make a due diligence investigation into the Royal, and assess its capabilities to improve its assets quality and identify its performance potential as a result of a reasonable assets reorganization by reviewing its industrial background, market potential, management team and financial status.

   Article 3. Details of Assets Reorganization

   The assets reorganization mentioned in this agreement shall include the following information:
1. The Taina shall merge and acquire the assets of the Royal step by step before December 31, 2007, including its production bases of tangerine orange and production lines of fruit wine and beverage;
2. Since the date when this letter of intent takes effect, the Taina shall be involved in a gradual take-over of the businesses of the Royal, which has to be completely finished before December 31, 2007.

Article 4. Process of Assets Reorganization

Both parties shall agree to abide by the following process in the merger and acquisition of the Royal:
1. The Royal shall provide a list of the assets in its control;
2. Both parties shall negotiate to decide a price for the merger and acquisition;
3. The Taina shall pay for the merger and acquisition in cash or shares to the Royal;
4. Both parties shall deal with procedures of assets transfer.

   Article 5. Payment

   The Taina shall make the payment in cash or shares of CHFR.

   Article 6. Breach and Relief

   1. Either of both parties shall be deemed to breach this agreement, as a result of its failure to carry out its obligations defined in the agreement in case of:
  ⑴ Either of both parties fails to implement, incompletely implements, or defers to implement its obligations under this agreement;
  ⑵ Failed action or other action of any of both parties makes right(s) obtainable for the other party under this agreement invalid, cancelable or incomplete.
In case of sole or combined occurrence of the aforesaid conditions, the other party shall have the right to terminate its obligations, and continue to implement them after the elimination of any breach by any of both parties;
1. The rights and relief defined in this agreement shall be accrued, without exclusion of other rights or relief required by laws;
2. A waiver of either party in this agreement for the relief as a result of any breach shall only be valid, if made in a written form. No waiver shall be deemed, if either party fails or defers to execute any of its rights or relief under the agreement; partial execution of any of its rights or relief by the party shall not prevent it from implementing other rights or relief.

Article 7. Change and Cancellation

1. Any change concerning this agreement shall be made in written and signed by either party. Otherwise, such a change shall not constrain either party of the agreement.
2. Any change to and cancellation of this agreement shall not affect the right of either party to claim on damage compensation. For any damage to either party arising out of a change or cancellation of the agreement, the party liable for the damage shall compensate the other party, except any obligation to be exempted according to laws.

Article 8. Notice and Delivery

1. Any notice or other communications with respect to this agreement and sent by either party of this agreement shall be made in written and delivered to the address informed in written;
2. Any communication document sent in person shall be deemed to be delivered at the time of actual delivery. Any notice or other communications sent in a letter form shall be deemed to be delivered 48 hours after mailed. Any notice or other communications sent in fax shall be deemed to be delivered at the time of actual sending; any notice or other communications sent in telex shall be deemed to be delivered 24 hours after actual sending, however, except otherwise specified in this agreement.

Article 9. Dispute Resolution

Both parties shall firstly negotiate to solve any dispute arising out of this agreement. If failed, either party shall have the right to submit the dispute to the jurisdiction of a court. The dispute mentioned in this article shall refer to those incurred between both parties on whether this agreement is valid, the time of validity, explanations of the content of and implementation of this agreement, obligations for any breach, and changes, cancellation and termination of this agreement.

Article 10. Effectiveness

1. This agreement shall be valid since the date of signature by authorized representatives of both parties;
2. Attachments to this agreement shall form an integral part of, and shall be equally effective with, this agreement;
3. This agreement and its attachments shall form a complete agreement between the parties concerned, and any correspondence, statement, contract or any other document of any party signed before this agreement shall not precede over this agreement and its attachments in any time;
4. Any article of this agreement shall be invalid, if conflicted with laws and regulations applicable for the agreement, but shall not affect the effectiveness of other articles of, and the overall effectiveness of, this agreement. Either party shall negotiate to enter into a new article to replace the invalid article;
5. Either party acknowledges that it has signed this agreement willingly, and has already specified the obligations and rights for either party under this agreement, without any condition of fraud, menace, critical misunderstanding or unfairness;
6. This agreement shall be made in duplicate, and either party shall maintain one of the copies, which has the same effectiveness.

The section below the line is made for signature, and no text is included.

Jiangxi Taina Nanfeng Tangerine Orange:
Representative:

Royal Nanfeng Tangerine Sciences & Technologies
Representative: